Exhibit 10.1

April 30, 2007

Mr. Kevin Brown
350 Tierra Mar Lane
Sarasota, FL 34242

Dear Kevin:

As you know, you are eligible to participate in the Harman International Industries, Incorporated Supplemental Executive Retirement Plan, as amended and restated as of October 1, 1999, and as further amended effective September 24, 2002 (the "SERP"). Enclosed is a copy of the SERP. Please confirm by signing below that you have read and understand the provisions of the SERP and that you agree, on your behalf and on behalf of your Beneficiaries, to be bound by the terms and conditions of this Benefit Agreement and the SERP, as modified by this Benefit Agreement. This Benefit Agreement supersedes any earlier Benefit Agreement or other agreements on this subject; and the terms in this Benefit Agreement have the same meanings as defined in the SERP as of the date of this Benefit Agreement. Your participation in the SERP in accordance with the terms of this Benefit Agreement will be effective on the date that you sign this Benefit Agreement below.

Benefit Agreement

Your Annual Benefit Percentage pursuant to Section 5.01 of the SERP is equal to 50%. For purposes of determining your Termination Benefit pursuant to Section 5.02 of the SERP, your Applicable Percentage is equal to 30% of Average Compensation, increased by 4% of Average Compensation for each year of service over 15 years, up to a maximum of 50% of Average Compensation. Your Pre-Retirement Death Benefit pursuant to Section 6.02 of the SERP is equal to three hundred percent (300%) of your Compensation for the Year of Service in which your Compensation was the highest.

Sincerely,

Harman International Industries Incorporated

By: /s/  Sidney Harman
      Sidney Harman
      Executive Chairman of the Board

Confirmed and agreed to:

      /s/  Kevin Brown                                                           May 1, 2007
      Kevin Brown                                                                      [Date]